EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 27, 2004, accompanying the consolidated financial statements and financial statement schedule of Fiberstars, Inc. contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/Grant Thornton LLP

San Francisco, California
May 25, 2004